Exhibit 10.57

LCH.CLEARNET LIMITED

AND

LIFFE ADMINISTRATION AND MANAGEMENT

TERMINATION AGREEMENT

THIS AGREEMENT is made on the 30th day of October 2008

BETWEEN

(1)	LCH.Clearnet Limited (“LCH”) whose registered office is at Aldgate House, 33 Aldgate High Street, London EC3N 1EA, UK; and

(2)	LIFFE Administration and Management (“LIFFE”) whose registered office is at Cannon Bridge House, 1 Cousin Lane, London EC4R 3XX,

(each a “Party” and, together, the “Parties”).

WHEREAS:

(A)	LCH is currently appointed by LIFFE to act as clearing house to the LIFFE Markets pursuant to the Current Clearing Terms.

(B)	LIFFE wishes and LCH has agreed to terminate the Current Clearing Terms as of the Commencement Date on the terms of this Agreement.

(C)	LIFFE’s proposed termination would be contrary to and in breach of the terms regarding termination set out in the Current Clearing Terms.

(D)	The Parties wish finally and forever to resolve any claims between them arising out of the termination of the Current Clearing Terms under this Agreement.

IT IS HEREBY AGREED AS FOLLOWS:

1.	INTERPRETATION

1.1	Unless otherwise expressly stated in this Agreement (or the context otherwise requires):

“Claim” means in relation to or arising from the Current Clearing Terms, each and any claim or counter-claim of whatsoever nature and kind, set-off, cause, right of action, demand or proceeding, at law or in equity, howsoever arising, in any jurisdiction whatsoever, including interest and costs, whether secured, proprietary, by way of tracing, priority, contribution, subrogation or otherwise, known or unknown to the Parties, and whether or not presently known to the law, arising before or after the date of this Agreement, and whether against either of the Parties, or their present and former agents, associated companies, partners, directors, and employees, whether for damages or otherwise, and whether or not such claims or alleged claims have to date been asserted either formally or informally, directly or indirectly, expressly or impliedly) arising in any manner whatsoever;

“Clearing Relationship Agreement” means the agreement between LCH and LIFFE for the provision to LIFFE of default management, risk management, settlement and ancillary services by LCH, dated on or about the date of this Agreement;

“Commencement Date” has the meaning given in the Clearing Relationship Agreement;

“Current Clearing Terms” means the terms on which LCH, immediately prior to the Commencement Date, acts as the clearing house to the LIFFE markets, being a clearing agreement dated 7 June 1988 as amended by the letter of 16 July 1996 entered into between LIFFE and LCH and any and all ancillary agreements relating to the basis on which LCH acts as the clearing house to the LIFFE markets;

“Losses” means all losses, damages, interest, claims, costs and expenses, awards, judgments, penalties and all other liabilities;

“Preserved Claims” means: (i) any claim notified in writing by one Party to the other Party prior to the date falling one year after the Commencement Date and which arises out of circumstances which are not known and could not reasonably have been known by the notifying Party as at the date hereof; and (ii) any claim in relation to the arbitration notified to the [*] in respect of a dispute regarding a [*] pursuant to a LIFFE contract; (iii) any claims in relation to the [*] arbitrations (arising, respectively, in [*]) arising in respect of disputes pursuant to LIFFE contracts; and (iv) any other claims in relation to any other arbitration in respect of disputes pursuant to LIFFE contracts notified by LCH to the Market Secretary of LIFFE before the date of this Agreement; and

“Settlement Sum” has the meaning given in Clause 4.1.

1.2	In this Agreement:

1.2.1	references to Clause headings are for ease of reference only and shall not affect the interpretation of this Agreement;

1.2.2	a reference to a Clause, unless the context otherwise requires, is a reference to a Clause of this Agreement;

1.2.3	the singular includes the plural and vice versa, unless the context otherwise requires;

1.2.4	references to statutes, statutory instruments, regulations, rules, or provisions thereof are to those statutes, statutory instruments, regulations, rules, or provisions thereof, as amended, modified or replaced from time to time;

1.2.5	references to a “person” include any firm, company, corporation, body, association or partnership (whether or not having separate legal personality) or any combination of the foregoing;

1.2.6	references to the words “includes” and “including” shall be construed without limitation;

1.2.7	any reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court official or any other legal concept is, in respect of any jurisdiction other than England, deemed to include the legal concept or term which most nearly approximates in that jurisdiction to the English legal term; and

*	Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

1.2.8	references to “writing” or “written” include any non-transient means of representing or copying words legibly, including by facsimile or electronic mail.

1.3	Any term not otherwise defined in this Agreement shall bear the meaning attributed to it in the Clearing Relationship Agreement.

2.	TERMINATION OF CURRENT CLEARING TERMS

2.1	The Parties hereby acknowledge and agree that Clause 18.1 of the Current Clearing Terms permits either of LCH and LIFFE to terminate the Current Clearing Terms by giving to the other party not less than 36 months’ notice in writing of termination. Notwithstanding the foregoing, LIFFE proposes and LCH agrees that this Agreement constitutes valid notice of termination of the Current Clearing Terms subject to the terms and conditions set out herein.

2.2	Notwithstanding the provisions of the Current Clearing Terms, LIFFE hereby wishes and LCH hereby agrees to terminate the Current Clearing Terms in their entirety, and to mutually release and discharge each other from their obligations thereunder, as of the Commencement Date, subject to the terms of this Agreement and in particular to the conditions referred to in Clause 3.1 below. The Parties further agree that Clause 11 of the Current Clearing Terms shall not apply to the amendment of the respective Parties’ rules, regulations and procedures which will be required to be made prior to the Commencement Date.

2.3	In consideration for the mutual obligations set out in this Agreement, and in particular the payment undertaking set out in Clause 4 below, and subject to the limitations set out in Clause 2.4 below and the conditions referred to in Clause 3.1 below, without any admissions whether of liability or of obligation or of fact of any nature or kind whatsoever, any Claim (save for any Preserved Claims) arising out of or in connection with the Current Clearing Terms that the Parties or any of their respective Affiliates, whether jointly or severally, have now or may have, against each other or any of their respective Affiliates, whether jointly or severally, are hereby fully and finally settled, waived and abandoned by the Parties, to be replaced by the rights arising under this Agreement. Each Party agrees on behalf of itself and its Affiliates not to sue, commence, voluntarily aid in any way, prosecute or cause to be commenced or prosecuted against the other Party or its Affiliate any action, suit or other proceeding concerning any such Claim, in this jurisdiction or any other.

2.4	This Agreement shall not release the Parties from the obligations of confidentiality and obligations relating to record keeping expressed to be assumed by the Parties to each other under the Current Clearing Terms and such obligations shall continue in force notwithstanding this Agreement.

3.	CONDITIONS PRECEDENT

3.1	The termination of the Current Clearing Terms and the waiver and release in each case pursuant to Clause 2 (Termination of Current Clearing Terms) and the payment undertaking in Clause 4 (LIFFE Payment Undertaking) will only take effect on the fulfilment at all times of the conditions set out in Clause 3.3 and is conditional upon such conditions being fulfilled to the reasonable satisfaction of the relevant Party or Parties (or waived by written agreement of such Party or Parties) by 30 September 2009 (or such later date as the Parties may agree in writing) (the “Longstop Date”).

3.2	Each party shall use all reasonable endeavours to fulfil and maintain each of the conditions set out in Clause 3.3 as soon as reasonably practicable before the Commencement Date.

3.3	The conditions referred to in Clause 3.1 are as follows:

3.3.1	That LCH has approached HM Revenue & Customs to obtain a written ruling on whether VAT is to be charged (or otherwise) on the Settlement Sum and has received such ruling and shared it with LIFFE; and

3.3.2	the execution of, and the fulfilment (or waiver, as the case may be) of the conditions set out in Clause 3.3 of, the Clearing Relationship Agreement, but for the requirement to fulfil or waive the conditions precedent set out in this Agreement, and the commencement of the LCH Services.

3.4	This Agreement shall terminate if the conditions above are not satisfied by the Longstop Date. However, termination does not affect a Party’s accrued rights and obligations under this Agreement as at the date of termination.

4.	LIFFE PAYMENT UNDERTAKING

4.1	Subject to satisfaction of the conditions referred to in Clause 3.1 above, LIFFE shall pay to LCH in full and final settlement of any claims or counterclaims arising out of the termination of the Current Clearing Terms the Settlement Sum, being an amount calculated as follows (where CTR is the rate of UK corporation tax on income applicable to LIFFE at the Commencement Date, expressed as a percentage):

Such sum shall be paid by way of compensation for economic losses arising as a result of termination of the Current Clearing Terms on the Commencement Date. The Parties further agree that the Settlement Sum does not represent consideration in respect of any goods or services supplied or to be supplied by LCH to LIFFE.

4.2	The Settlement Sum shall be payable by way of a single lump sum payment, on the Commencement Date, or as may be otherwise agreed between the Parties in writing.

4.3	To the extent that LIFFE should in breach of this Agreement fail to pay the Settlement Sum by 30 days after payment is due, interest on any unpaid amount shall accrue and be payable by LIFFE at Euribor plus 2% per annum. Such accrued interest will form a part of the Settlement Sum and be treated as such for the purposes of this Agreement.

5.	TAXATION

5.1	The Settlement Sum is exclusive of VAT.

5.2	The Parties take the view that the Settlement Sum does not represent consideration for any supply of goods or services within the scope of VAT and have requested a clearance from HM Revenue & Customs to this effect. However, in the event that HM Revenue & Customs issue a final ruling that VAT is chargeable on the Settlement Sum the parties will work together and use their best endeavours to secure a mutually acceptable outcome.

5.3	If, notwithstanding Clause 5.2 above, VAT is or becomes chargeable on the Settlement Sum then it is agreed that LIFFE shall pay an additional amount equal to such VAT to LCH on receipt of a valid VAT invoice. LIFFE shall also be liable for any interest or penalties payable by LCH to HM Revenue & Customs as a result of the late payment of any VAT chargeable on the Settlement Sum.

6.	CONFIDENTIALITY

The existence and terms of this Agreement shall be kept subject to the same confidentiality provisions as set out in clause 25 of the Clearing Relationship Agreement (the “Confidentiality Provisions”), save that this Agreement shall be construed as an “Agreement” for the purposes of the Confidentiality Provisions.

7.	GENERAL

7.1	The Parties confirm that up to the time and date of this Agreement, there has been no assignment of any rights, claims or causes of action in relation to the Current Clearing Terms.

7.2	This Agreement and its terms and provisions are made and agreed without any admissions by the Parties of liability, obligation or fact of any nature or kind whatsoever save as is set out expressly in this Agreement.

7.3	The Parties represent and warrant to each other that they each have the capacity, power and authority to enter into and perform this Agreement and that they have authorised each of the individuals named below to sign this agreement on behalf of the company set against each name, and that this Agreement gives rise to legal, valid, binding and enforceable obligations on the relevant Party.

8.	AMENDMENTS TO AGREEMENT

8.1	The Parties may, by written instrument signed by their duly authorised representatives, at any time agree to extend, modify or alter whether in whole or in part this Agreement.

8.2	No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of the Parties to it.

8.3	Unless expressly agreed, no variation of any provision of this Agreement whether express or otherwise shall constitute a general waiver of any other provision of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation, and the rights and obligations of the Parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied.

9.	SEVERABILITY

If any provision of this Agreement is held to be invalid or unenforceable, then that provision shall (to the extent that it is invalid or unenforceable) be of no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement. The Parties shall then use all reasonable endeavours to replace the invalid or unenforceable provisions by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

10.	WAIVERS

No failure in exercising any right or remedy provided by this Agreement shall operate as a waiver or release thereof or prejudice any other or further exercise of rights and remedies hereunder. The rights and remedies herein are cumulative and are not exclusive of any rights or remedies provided by applicable law. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

11.	ENTIRE AGREEMENT

11.1	This Agreement sets out the entire agreement and understanding between the Parties in respect of the subject matter of this Agreement. It is agreed that:

11.1.1	no Party has entered into this Agreement in reliance upon any representation, warranty or undertaking of the other party which is not expressly set out or referred to in this Agreement;

11.1.2	no Party shall have any remedy in respect of misrepresentation or untrue statement made by the other party which is not contained in this Agreement nor for any breach of warranty which is not contained in this Agreement; and

11.1.3	this Agreement shall not exclude any liability for fraud or fraudulent misrepresentation.

12.	COSTS

Except as expressly provided otherwise in this Agreement, each Party will bear and pay its own legal and other costs in relation to the matters covered by this Agreement.

13.	NOTICES; NUMBER OF COUNTERPARTS

13.1	The provisions of Clause 35 (Notices) of the Clearing Relationship Agreement shall apply mutatis mutandis to this Agreement.

13.2	This Agreement may be executed by the Parties to it on separate counterparts, each of which is an original but both of which together constitute one and the same instrument.

14.	THIRD PARTY RIGHTS

A person who is not a party to this Agreement does not have any right under the Contracts (Rights of Third Parties) Act 1999 to rely on or enforce any provision any of its terms.

15.	GOVERNING LAW AND JURISDICTION

15.1	This Agreement and all non-contractual obligations arising out of or in connection with it are governed by English law.

15.2	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) or the consequences of its nullity.

IN WITNESS WHEREOF the undersigned have executed this agreement as of the day first above written and hereby warrant to each other that they have read the foregoing, understand its contents and that the execution of this Agreement is fully and properly authorised by them.

By:
Name:
Position:

Duly Authorised Signatory for
LIFFE ADMINISTRATION AND MANAGEMENT

By:
Name:
Position:

Duly Authorised Signatory for
LCH.CLEARNET LIMITED

By:
Name:
Position:

Duly Authorised Signatory for
LCH.CLEARNET LIMITED